SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ANNUAL REPORT ON FORM 10-K

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-64088, 333-107380, and 333-155258 on Form S-8 of our report dated March 12, 2013, relating to the consolidated financial statements and financial statement schedule of Superior Industries International, Inc. (the “Company”), and our report dated March 12, 2013 relating to internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 30, 2012.

/s/ Deloitte and Touche LLP
Los Angeles, California
March 12, 2013